Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2011 relating to the financial statements, which appears in the Annual Report of the CoreLogic, Inc. 401(k) Savings Plan on Form 11-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Orange County, California
October 2, 2012